EXHIBIT 4.4

             RESOLUTION AMENDING THE MARQUETTE MEDICAL SYSTEMS, INC.
                         PROFIT SHARING AND 401(K) PLAN


     WHEREAS, the Company has heretofore adopted and maintains the Marquette Medical Systems, Inc. Profit Sharing and 401(k) Plan; and

     WHEREAS, the Company anticipates the consummation of a transaction whereby the Company will become the wholly owned subsidiary of General Electric Company
(GE) and all of the stock of the Company will be exchanged for GE stock (the "Transaction") and the Directors wish to amend the Plan to allow for its continuation, but recognizing the new ownership of the Company;

     NOW, THEREFORE, BE IT RESOLVED: that the Plan be and is hereby amended as follows, contingent upon the consummation of the Transaction and effective as of that date, except that Item 7 below shall be effective December 1, 1998:

                  1. Section 1.01(p) is revised by substituting "Employer Stock" for "Marquette Stock" where the latter now appears, and the latter shall be replaced by the former throughout the document.

                  2. Section 1.01(q) is revised by substituting "Employer Stock Fund" for "Marquette Stock Fund" where the latter now appears, and references in the document to the latter shall be replaced by the former throughout the document.

                  3. Paragraph (d) of Section 4.02 is deleted.

                  4. Paragraph (d) of Section 7.01 is deleted.

                  5. Section 7.02 is revised by deleting the 3rd paragraph thereof.

                  6. Section 7.03 is revised by placing a comma after the words "Employer Matching Contributions Account," by moving the "and" which follows to the end of the sentence and placing after the word "and" at the end of the sentence the words: "Old ESOT Account."

                  7. The last sentence of Section 7.04 is deleted. The immediately preceding sentence is revised to read: "If less than all of the balance in a Participant's Account is to be withdrawn, the Trustee shall take the amount to be distributed from the Investment Funds on a pro rata basis in relation to the Account's balance in each Investment Fund."